EXHIBIT 3.02

                                 NESTOR PARTNERS

                         AMENDED AND RESTATED AGREEMENT

                             OF LIMITED PARTNERSHIP

                            DATED AS OF APRIL 5, 2004

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                                 NESTOR PARTNERS

                              AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT

      This Amended and Restated Agreement of Limited Partnership dated as of April 5, 2004, between Millburn Ridgefield Corporation, 411 West Putnam Avenue, Greenwich, Connecticut 06830 (the "General Partner") and the other parties who shall execute this agreement, as amended, whether in counterpart, by separate instrument or otherwise, as limited partners (collectively "Limited Partners") (the General Partner and Limited Partners may be collectively referred to herein as "Partners").

                                   WITNESSETH:

      WHEREAS, the parties hereto desire to continue a limited partnership for the purpose of trading in commodities and foreign currencies, including futures and forward contracts, options contracts and any other rights pertaining thereto;

      WHEREAS, the Partnership was formed under the New Jersey Uniform Limited Partnership Act, as amended and in effect on the date hereof (the "Act"), pursuant to a Limited Partnership Agreement amended and restated as of August 1, 1988, July 31, 1994 and October 30, 1997 and the parties hereto desire to amend and restate the Limited Partnership Agreement in its entirety;

      NOW THEREFORE, the parties hereto agree as follows:

      1. CONTINUATION AND NAME.

      The parties hereto do hereby continue a limited partnership under the Act. The name of the limited partnership is Nestor Partners (the "Partnership"). The General Partner has executed and filed a Certificate of Limited Partnership in accordance with the provisions of the Act and shall execute, file and record as appropriate such amendments, assumed name certificates and other documents as are or become necessary or advisable as determined by the General Partner. Each Limited Partner hereby undertakes to furnish to the General Partner a power of attorney which may be filed with the Certificate of Limited Partnership and any amendments thereto and such additional information as is required from him to complete such documents and to execute and cooperate in the filing or recording of such documents at the request of the General Partner. The General Partner shall have the authority to reorganize the Partnership, or to merge the Partnership into a new limited partnership organized, under the laws of any State in the United States, provided that such reorganization or merger does not have an adverse affect on the Limited Partners.

      2. PRINCIPAL PLACE OF BUSINESS.

      The principal office of the Partnership shall be 411 West Putnam Avenue, Greenwich, Connecticut 06830, or such other place as the General Partner may designate from time to time.

      3. BUSINESS.

            The Partnership business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of commodities and currencies including futures and forward contracts, options contracts, and any other rights pertaining thereto. The objective of the Partnership business is appreciation of its assets through speculative trading.


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            The  Partnership  shall have the  following  purposes,  through  its trading activities:

            (A) to purchase, sell, write and invest and trade in, within and without the United States, on margin or otherwise, government and government agency bonds, debentures, notes, letters of credit, bankers' acceptances, commercial paper, other securities, rights and options, including puts and calls, with respect to any of the foregoing (collectively, "Securities"), including the making and covering of short sales of Securities;

            (B) to purchase, sell, write and invest and trade in, within or without the United States, on margin or otherwise, commodities, commodity futures and forward contracts and rights and options, including puts and calls, with respect to commodities and commodity futures and forward contracts (collectively, "Commodity Interests"), including the making and covering of short sales of Commodity Interests;

            (C) to purchase, sell and invest in all manner of physical and "spot" market commodities within and without the United States;

            (D) to purchase, sell, write and invest and trade in, within and without the United States, on margin or otherwise, foreign currencies, foreign currency futures contracts, foreign currency forward contracts and rights and options relating thereto (collectively, "Currency Interests"), including the making and covering of short sales of Currency Interests;

            (E) to lend monies to third parties;

            (F) to purchase, sell, write and invest and trade in, within and without the United States, on margin or otherwise, "swaps," "swaptions," "floors," "collars," "swap agreements" within the meaning of the Part 35 regulations of the Commodity Futures Trading Commission ("CFTC"), "hybrid instruments" within the meaning of the Part 34 regulations of the CFTC, and excluded derivative transactions, hybrid instruments and excluded swap transactions within the meaning of Section 2 of the Commodity Exchange Act and all manner of "over-the-counter" instruments, including the making and covering of short sales in any of the foregoing;

            (G) to engage in any form of trading or investment activity within or without the United States which the General Partner deems appropriate, without restriction or limitation, and to refrain from trading or investing in the General Partner's absolute discretion; and

            (H) to engage in any other lawful act or activity within or without the United States for which limited partnerships may be organized under the laws of the State in which the Partnership is then organized.

            The Partnership shall have the power to enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions as may be necessary or advisable to the carrying out of the foregoing purposes, including, without limitation, the power:

            (AA) to borrow money from banks, brokers or any of the Partners, and to secure the payment of any obligations of the Partnership by hypothecation or pledge of all or part of the assets of the Partnership;

      (BB)  to exercise all rights,  powers,  privileges and other  incidents of
            ownership  or   possession   with  respect  to  the  assets  of  the
            Partnership;

      (CC)  to open, maintain and close bank, brokerage and other accounts;

            (DD) to maintain one or more offices within or without the State of Connecticut and in connection therewith to rent or acquire office space, engage personnel and do such other acts as the General Partner may deem to be advisable or necessary in connection with such offices and personnel, all at the Partnership's expense;


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            (EE) to loan Partnership assets to Partners  withdrawing all or part of their respective capital accounts in order to fund such withdrawals prior to liquidation of certain positions included in the net asset value of the amounts being withdrawn; and

            (FF) to take such actions as the General Partner may deem to be necessary or advisable in connection with the foregoing, including the retention of agents, independent contractors, attorneys, accountants and investment counselors, and the preparation and filing of all Partnership tax returns.

      4. TERM, DISSOLUTION AND FISCAL YEAR.

      (a) TERM. The term of the Partnership commenced on December 13, 1976, the day on which the Certificate of Limited Partnership was filed in the Office of the Recorder of Deeds of Essex County, New Jersey pursuant to the provisions of the Act, and shall end upon the first to occur of the following: (1) October 31, 2017; (2) withdrawal, insolvency or dissolution of the General Partner; or (3) any event which shall make it unlawful for the existence of the Partnership to continue.

      (b) DISSOLUTION. Upon the occurrence of an event causing the termination of the Partnership, the Partnership shall terminate and be dissolved. Dissolution, payment of creditors and distribution of the Partnership assets shall be effected in accordance with the Act, and the General Partner and each Limited Partner (and any assignee) shall share in the assets of the Partnership PRO RATA in the ratio of the total of each Partner's capital account to the total of all Partners' capital accounts, less any amount owing by such Partner (or assignee) to the Partnership. For this purpose the New Profit memo account shall be added to the capital account of the General Partner.

      (c) FISCAL YEAR. The fiscal year of the Partnership shall begin on January 1 of each year and end on December 31 of each year.

      5. CAPITAL CONTRIBUTIONS AND LIMITED PARTNERSHIP INTERESTS.

      (a) GENERAL PARTNER'S CONTRIBUTION. The General Partner contributed to the Partnership, immediately prior to the time the Partnership commenced commodity futures trading, an amount equal to at least $500,000, which amount constituted the General Partner's initial capital account. The General Partner may make withdrawals from its capital account.

      (b) LIMITED PARTNERS' CONTRIBUTIONS. Limited Partnership interests ("Interests" or, individually an "Interest") will be sold by the General Partner on behalf of the Partnership, at the General Partner's discretion, to persons desiring to become Limited Partners. The amount of the purchase price of an Interest shall constitute a Limited Partner's initial capital contribution. The aggregate of all contributions shall be available to the Partnership to carry on its business and no interest shall be paid on any such contribution.

      (c) LIMITED LIABILITY OF LIMITED PARTNERS. Each Interest, when purchased by a Limited Partner, and any additional capital contributions to the Partnership, shall be fully paid and non-assessable. No Limited Partner shall be liable for Partnership obligations in excess of the capital contributed by him, plus his share of profits, if any.

      (d) RETURN OF LIMITED PARTNERS' CAPITAL CONTRIBUTIONS. Except to the extent that a Limited Partner shall be entitled to withdraw capital through the redemption of all or a portion of an Interest in accordance with the terms of this Agreement, no Limited Partner shall have any right to demand the return of his capital contribution or any profits added thereto, except upon termination and dissolution of the Partnership. In no event shall a Limited Partner be entitled to demand or receive property other than cash.

      (e) DISTRIBUTIONS. The General Partner shall have sole discretion in determining what distributions, if any, the Partnership will make to its Limited Partners.

      (f) CONTRIBUTIONS BY EMPLOYEE BENEFIT PLANS AND PLAN ASSET ENTITIES. The General Partner shall not accept contributions for Interests if doing so would cause the Partnership to hold "plan assets" under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Internal Revenue Code of 1986, as


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amended (the "Code"),  with respect to an employee benefit plan subject to ERISA or with respect to any plan or account subject to Section 4975 of the Code. If rejection of subscriptions by any person, including but not limited to any such employee benefit plan, such other plan or account, or entities that are treated as holding such plan assets ("plan asset entities"), is necessary to avoid causing the assets of the Partnership to be such plan assets, the General
Partner will effect such rejections as the General Partner, in its sole discretion, determines.

      6. ALLOCATION OF PROFITS AND LOSSES.

      (a) CAPITAL ACCOUNTS AND NEW PROFIT MEMO ACCOUNT. A capital account shall be established for each Partner. The initial balance of each Partner's capital account shall be the amount of his initial contribution to the Partnership. A New Profit memo account shall be established solely for bookkeeping purposes, and no Partner shall be entitled to or have the right to withdraw any amount credited to the New Profit memo account, except as set forth in Paragraph 6(c)(2) and in the event of dissolution of the Partnership pursuant to Paragraph 4(b).

      (b) MONTHLY AND YEARLY ALLOCATIONS. As of the close of business (as determined by the General Partner) of the last day of each month or of the fiscal year, as the case may be, the following determinations and allocations shall be made:

            (1) The Net Assets of the Partnership (as defined in Paragraph 6(d)(1)) shall be determined.

            (2) Subject to subparagraphs (3), (4) and (5), any increase or decrease in Net Assets as of the end of the month, before deduction of brokerage commissions payable to the General Partner pursuant to Paragraph 6(f), shall be credited or charged to the capital accounts of each Partner and the New Profit memo account in the ratio that the balance of each account bears to the balance of all accounts.

            (3) Brokerage commissions payable by the Partnership to the General Partner pursuant to Paragraph 6(f) shall be charged PRO RATA to the capital accounts of the Limited Partners.

            (4) The General Partner's profit share, calculated individually with respect to each Interest, shall equal 20% of any increase in Trading Profits (as defined in Paragraph 6(d)(2)) over the previous high point in Trading Profits as of a date when a profit share was paid with respect to such Interest (or $0 if no profit share has been paid with respect to such Interest). The amount of the profit share shall be deducted from each Limited Partner's capital account and added to either the General Partner's capital account or the New Profit memo account as required under Paragraph 6(c)(2). The General Partner's profit share with respect to Interests redeemed as of a month-end shall be computed as though the month-end were a fiscal year-end, and the amount of the profit share shall be deducted from the redeeming Limited Partner's capital account and added to the New Profit memo account. The General Partner may waive, reduce or rebate the General Partner's profit share in respect of any Limited Partner that is an affiliated person of the General Partner, or any other Limited Partner, without entitling any other Limited Partner to a similar waiver, reduction or rebate.

            (5) In the event that charges to the capital accounts of Limited Partners result in the value of a $1,000 Interest, invested at the commencement of the Partnership's trading, being less than $300 at the end of any month, then the New Profit memo account, if there is a balance therein, shall be charged (but not below zero), and the Limited Partners' capital accounts shall be credited, PRO RATA, with a total amount equal to the balance of the New Profit memo account.

            (6) The amount of any distribution to a Limited Partner, any amount paid to a Limited Partner on redemption of all or a portion of an Interest, or the amount of any withdrawal by the General Partner shall be charged to that Partner's capital account.

      (c) ALLOCATION OF PROFIT AND LOSS FOR FEDERAL INCOME TAX PURPOSES. As of the end of each fiscal year, the Partnership's ordinary income and expense and capital gain or loss (including any capital gain or loss required to be taken into account under Section 1256 of the Code) shall be allocated among the Partners pursuant to the following subparagraphs for federal income tax purposes. If the Partnership has a net capital gain or net capital loss


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for federal  income tax purposes,  allocations  of capital gain and loss will be
PRO RATA from net short-term capital gain or loss and net long-term capital gain or loss.

            (1) Items of ordinary income, such as interest and expense (including administrative expenses and legal and accounting fees), shall be allocated PRO RATA among the Partners based on their respective capital accounts as of the end of each month in which the items of ordinary income and expense accrued.

            (2) Net capital gain shall be allocated first to the General Partner
      (i) up to the amount of the General Partner's profit share for the year under Paragraph 6(b)(4) and then (ii) up to the amount of any balance in the New Profit memo account. Amounts equal to any allocations of capital gain pursuant to this subparagraph shall be credited to the General Partner's capital account and, where applicable, there shall be a corresponding charge to the New Profit memo account. Any balance in such memo account after such charges shall remain in such memo account, except as provided in Paragraph 6(b)(5).

            (3) Net capital gain remaining after the allocation thereof pursuant to subparagraph (2) shall be allocated next to each Limited Partner who has redeemed all or a portion of an Interest during the fiscal year up to the excess, if any, of the amount received upon redemption of the Interest over the portion of the Limited Partner's basis account (as defined in subparagraph 7 below) which is attributable to the redeemed Interest.

            (4) Net capital gain remaining after the allocation thereof pursuant to subparagraphs (2) and (3) shall be allocated next among all Partners whose capital accounts are in excess of their basis accounts (after the adjustments in subparagraph (3)) in the ratio that each such Partner's excess bears to all such Partners' excess. In the event that net capital gain to be allocated pursuant to this subparagraph (4) is greater than the excess of all such Partners' capital accounts over all such Partners' basis accounts, the additional net capital gain will be allocated among all Partners in the ratio that each Partner's capital account bears to all Partners' capital accounts.

            (5) Net capital loss shall be allocated first to each Limited Partner who has redeemed all or a portion of an Interest during the fiscal year up to the excess, if any, of the portion of the Limited Partner's basis account which is attributable to the redeemed Interest over the amount received upon redemption of the Interest.

            (6) Net capital loss remaining after the allocation thereof pursuant to subparagraph (5) shall be allocated next among all Partners whose basis accounts are in excess of their capital accounts (after the adjustments in subparagraph (5)) in the ratio that each such Partner's excess bears to all such Partners' excess. In the event that loss to be allocated pursuant to this subparagraph (6) is greater than the excess of all such Partners' basis accounts over all such Partners' capital accounts, the additional loss will be allocated among all Partners in the ratio that each Partner's capital account bears to all Partners' capital accounts.

            (7) For the purpose of allocating the Partnership's capital gain or loss among the Partners, there shall be a basis account with respect to each Partner. The initial balance of each basis account shall be the amount initially contributed by a Partner to the Partnership. Basis accounts shall be adjusted as of the end of each fiscal year as follows:

                  (a) Each Partner's basis account shall be increased by (i) the amount of any additional  capital  contributions by such Partner and
            (ii) the amount of income and capital gain allocated to such Partner pursuant to subparagraphs (1) and (4) above.

                  (b) Each Partner's basis account shall be decreased by (i) the amount of expense or capital loss allocated to such Partner pursuant to subparagraphs (1) and (5) above, and (ii) the amount of any distribution or withdrawal.


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                  (c) When all of an Interest  is  redeemed,  the basis  account with respect to such Interest shall be eliminated.

            (8) The tax allocations prescribed by this Paragraph 6(c) shall be made to each holder of an Interest, whether or not the holder is a substituted Limited Partner. In the event that all or a portion of an Interest has been assigned, the allocations prescribed by this Paragraph 6(c) shall be made with respect to the assigned portion of the Interest without regard to the assignment except that in the year of assignment the allocations prescribed by this Paragraph 6(c) shall be divided between the assignor and the assignee based on the number of months each held the assigned portion of the Interest. Allocations with respect to an Interest, a portion of which has been assigned, in the year of assignment shall be divided between the assigned portion of the Interest and the remaining portion of the Interest PRO RATA based on the value of such portions of an Interest as of the date of assignment. Thereafter, each portion of an Interest shall constitute a separate Interest. Credits to the General Partner's capital account pursuant to Paragraph 6(c)(2) shall not be deemed to be redemptions pursuant to Paragraph 6(c)(3) if withdrawn and shall not be added to the General Partner's basis account for the purposes of Paragraphs 6(c)(4) and 6(c)(6).

            (9) In the case of each Limited Partner who has purchased an Interest after the start of a fiscal year, the allocation of profit and loss to the Limited Partner in respect of the Interests purchased shall not exceed the maximum allocation permitted under Subchapter K of the Code. Such maximum shall be determined by the Partnership's counsel, which determination shall be binding of all Partners.

            (10) The General Partner is authorized to alter the federal income tax allocations contained herein to the extent required to comply with
      Section 704 of the Code.

      (d) DEFINITIONS; ACCOUNTING.

            (1) NET ASSETS. Net assets of the Partnership shall mean the sum of all cash, plus treasury bills or other securities at cost plus accrued interest, plus the liquidating value of all open commodity positions maintained by the Partnership, less all liabilities of the Partnership determined in accordance with the accounting principles set forth below. Net assets of the Partnership shall be determined in accordance with generally accepted accounting principles under the accrual basis of accounting. The liquidating value of a commodity or currency futures contract traded on an exchange, or through a clearing firm of an exchange, or through a bank, shall mean the most recent available closing quotation on the exchange, clearing firm or bank on or through which the contract is traded by the Partnership; provided that if a contract cannot be liquidated as of the end of a month due to operation of daily limits, the liquidating value of the contract on the first subsequent day on which the contract could be liquidated shall be deemed to be the liquidating value of the contract.

            (2) TRADING PROFITS. Trading Profits shall mean, with respect to each Interest, the cumulative gain in the value of such Interest resulting from net realized gains and losses on the Partnership's trading, plus or minus the change as of the end of the period in unrealized gain or loss on open positions, plus interest earned on the Partnership's assets, reduced by brokerage commissions payable to the General Partner and administrative expenses. Trading Profits, including the high point in Trading Profits, with respect to an Interest will be proportionally reduced by any distributions or redemptions with respect to such Interest.

      (e) EXPENSES. The General Partner shall bear all brokerage commissions payable to clearing brokers and other third party brokers. The Partnership shall bear all other expenses incurred in connection with its trading activities and all amounts due the General Partner. The General Partner shall bear all other operating expenses except that the Partnership shall bear all filing fees and legal and accounting expenses (including such expenses incurred in connection with subsequent offerings of Interests by the Partnership and the Partnership's back office expenses). As to such expenses, the General Partner shall bear any excess over an annual amount equal to 1/4 of 1% per year of the average net assets of the Partnership. Appropriate reserves may be created, accrued and charged to the Partners' capital accounts for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner.


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      (f) BROKERAGE  COMMISSIONS PAYABLE TO THE GENERAL PARTNER. The Partnership
shall pay the General Partner brokerage commissions at a fixed monthly rate of 0.542% of the Partnership's Net Assets (other than Net Assets attributable to the General Partner's or certain Limited Partner's capital accounts) as of the end of each month (including any Interests redeemed as of the end of the month), without reduction for any distributions, brokerage commissions or accrued General Partner's profit share as of that date. The monthly brokerage commission charge shall be deducted from the respective capital accounts of the Limited Partners and shall be prorated for partial months. The General Partner may waive, reduce or rebate brokerage commissions payable to the General Partner in respect of any Limited Partner that is an affiliated person of the General Partner, or any other Limited Partner, without entitling any other Limited Partner to a similar waiver, reduction or rebate.

      7. DUTIES OF THE GENERAL PARTNER.

      (a) MANAGEMENT OF THE PARTNERSHIP. The General Partner, to the exclusion of the Limited Partners, shall conduct and manage the business of the Partnership. The General Partner on behalf of the Partnership shall in its sole discretion make all investment decisions regarding the Partnership. No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any fact or circumstances bearing upon the existence of its authority. No Limited Partner, as such, shall be entitled to any salary, draw or other compensation from the Partnership.

      (b) SERVICES OF THIRD PARTIES. The General Partner may engage and compensate on behalf of the Partnership from funds of the Partnership (subject to Paragraph 6(e)) such persons, firms or corporations, including any affiliated person or entity or any other person or entity, as the General Partner in its sole judgment shall deem advisable for the conduct and operation of the business of the Partnership.

      (c) LIMITATION ON COMMODITY ACTIVITY OF THE GENERAL PARTNER. In no case shall the General Partner or any of its principals take advantage of their knowledge of trades made or contemplated on behalf of the Partnership for their own trading; nor shall they knowingly trade in any manner to the detriment of the Partnership, either directly or indirectly, or in any manner take any advantage of their position with respect to the Partnership. Direct trading between the Partnership and any account of or managed by the General Partner or any of its principals is prohibited.

      8. REPORTS TO LIMITED PARTNERS.

      The General Partner shall keep and retain such books and records relating to the business of the Partnership it deems necessary or advisable at the principal office of the Partnership. The Partnership books shall be audited annually by an independent certified public accountant. The Partnership will use its best efforts to cause each Partner to receive within 90 days after the close of each fiscal year certified financial statements of the Partnership for the fiscal year then ended. In addition, the General Partner will report monthly to the each Limited Partner the following information: the value of the Limited Partner's Interest as of the end of the month and as of the end of the previous month; the aggregate brokerage commissions, credits or charges to the New Profit memo account, and administrative expenses incurred or accrued by the Partnership during the month; the aggregate realized and unrealized profit or loss for the month; the amount of any withdrawal by the General Partner which reduces its capital account below $400,000; any change in the identity of the principals of the General Partner; and such other information as the CFTC may require. The General Partner shall also make provision so that each Limited Partner upon verbal inquiry can obtain each Monday afternoon an estimate of the value of the Limited Partner's Interest as of the close of business on the preceding Friday (or, if a Monday is a holiday, on the first succeeding day not a holiday).

      9. ASSIGNABILITY AND REDEMPTION.

      (a) ASSIGNABILITY. Each Limited Partner and any assignee expressly agrees that he (i) is purchasing an Interest for investment and not with a view to the assignment, transfer or disposition of any part of the Interest and

(ii) will not assign, transfer or otherwise dispose of, by gift or otherwise, any of his Interest or any part or all of his right, title and interest in the capital or profits of the Partnership without giving written notice of the assignment, transfer or disposition to the General Partner, which notice shall include evidence satisfactory to the General Partner that the proposed assignment, transfer or disposition is exempt from registration under the Securities Act of 1933, and receiving the prior written consent of the General Partner. If an assignment, transfer or disposition occurs by reason of the death of a Limited Partner or assignee, such written notice may be given by the duly authorized representative of the estate of the Limited Partner or assignee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by the General Partner. The written notice required by this Paragraph shall specify the name and address of the assignee and the proposed date of assignment, shall include a statement by the assignee that he agrees to give the above-described written notice to the General Partner upon any subsequent assignment, shall include such other information or be accompanied by such additional documentation as the General Partner may reasonably request, shall be signed by the assignor and assignee and shall not contain any terms inconsistent with this Agreement. The General Partner may, in its sole discretion, waive receipt of the above-described notice or waive any defect therein. No assignee, except upon consent of the General Partner (which consent may be withheld at its sole and absolute discretion), may become a substituted Limited Partner nor will the estate or any beneficiary of a deceased Limited Partner or assignee have any right to withdraw any capital or profits from the Partnership except by redemption of Interests or upon termination or dissolution of the Partnership. A substituted Limited Partner shall have all the rights and powers and shall be subject to all the restrictions and liabilities of his assignor except as described in the Act. Each Limited Partner agrees that with the consent of the General Partner any assignee may become a substituted Limited Partner without the further act or consent of any Limited Partner. Each Limited Partner agrees that he has no right to consent to and will not consent to any person's or entity's becoming a substituted Limited Partner, except as set forth in the preceding sentence. If the General Partner withholds consent, an assignee shall not become a substituted Limited Partner and shall not have any of the rights of a Limited Partner, except that the assignee shall be entitled to receive that share of capital or profits and shall have that right of redemption to which his assignor would otherwise have been entitled and shall remain subject to the other terms of this Agreement binding against Limited Partners. An assigning Limited Partner shall remain liable to the Partnership as provided in the Act, regardless of whether his assignee becomes a substituted Limited Partner.

      (b) REDEMPTION. A Limited Partner (or any assignee thereof) may withdraw any part or all of his capital contribution and undistributed profits, if any, from the Partnership by requiring the Partnership to redeem all or a part of such Limited Partner's Interest (such withdrawal being herein referred to as "redemption") effective as of the end of the first month ending at least fifteen days after a request for redemption in acceptable form has been delivered to the General Partner. The General Partner may, in its discretion, permit redemptions
(i) on shorter notice, or (ii) as of a date other than a month end. Upon redemption, a Limited Partner (or any assignee thereof) shall receive an amount equal to the value of the Interest redeemed as of the effective date of redemption, less any amount owing by such Partner (and his assignee, if any) to the Partnership pursuant to Paragraph 13(c). An assignee shall not be entitled to redemption until the General Partner has received written notice of and has consented to (as described in subparagraph (a) above) the assignment, transfer or disposition under which the assignee claims an interest in the Interest to be redeemed and shall have no claim against the Partnership or the General Partner with respect to distributions or amounts paid on redemption of Interests prior to the receipt by the General Partner of such notice. Payment will be made within a reasonable time of the date of redemption. Under special circumstances, including but not limited to default or delay in payments due the Partnership from commodity brokers, banks or other persons, the Partnership may in turn delay payment to Limited Partners requesting redemption of Interests of the proportionate part of the value of the Interests represented by the sums which are the subject of such default or delay.

      (c) Notwithstanding anything to the contrary in this Agreement, the General Partner, by written notice to any Limited Partner, may suspend payment of redemption proceeds to such Limited Partner if the General Partner reasonably deems it necessary to do so to comply with anti-money laundering laws and regulations applicable to the Partnership, the General Partner or any of the Partnership's other service providers.

      10. SPECIAL POWER OF ATTORNEY.

      Each Limited Partner by the execution of this Agreement (directly or by power of attorney), or by otherwise acquiring an Interest and becoming a Limited Partner, does hereby irrevocably constitute and appoint the

General Partner, with power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute, acknowledge, swear to, file and record on his behalf in the appropriate public offices (i) this Agreement and a Certificate of Limited Partnership including amendments thereto;
(ii) all instruments which the General Partner deems necessary or appropriate to reflect any amendment, change or modification of the Partnership in accordance with the terms of this Agreement; (iii) certificates of assumed name; and (iv) customer agreements with commodity brokerage firms. The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive the incapacity or death of a Limited Partner. Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and by any successor thereto, acting in good faith pursuant to such Power of Attorney, and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner and any successor thereto, taken in good faith under such Power of Attorney. Each Limited Partner agrees to execute a special Power of Attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instrument filed by such attorney pursuant to the Power of Attorney granted in this Paragraph, this Agreement shall control.

      11. VOLUNTARY OR INVOLUNTARY WITHDRAWAL OF A PARTNER; REMOVAL OF GENERAL PARTNER.

      (a) Subject to Paragraph 11(b), the Partnership shall terminate and be dissolved upon the withdrawal, insolvency or dissolution of the General Partner. The General Partner agrees that it will not voluntarily withdraw as General Partner of the Partnership except upon six months written notice to the Limited Partners, or with the consent of the owners of more than fifty percent of the aggregate value of outstanding Interests. The death, incompetency, withdrawal, insolvency or dissolution of a Limited Partner shall not terminate or dissolve the Partnership and such Limited Partner, his estate, custodian or personal representative shall have no right to withdraw or value such Limited Partner's interest in the Partnership except as provided in Paragraph 9 hereof. Any Limited Partner may be required to redeem his Interest and withdraw as a Limited Partner as of the end of any month on thirty days' written notice at the sole discretion of the General Partner. In addition, the General Partner may require a Limited Partner to withdraw all or a portion of such Limited Partner's Interest if the General Partner considers doing so to be desirable for the protection of the Partnership, and will do so to the extent necessary to prevent the Partnership from holding "plan assets" under ERISA or the Code with respect to any "employee benefit plan" subject to ERISA or with respect to any plan or account subject to Section 4975 of the Code. Any mandatory withdrawals effected to avoid causing the Partnership to hold "plan assets" will be effected in such manner as the General Partner, in its sole discretion, determines. The General Partner will use its best efforts to give all affected Limited Partners prior notice of such mandatory withdrawal but may effect such withdrawal without prior notice. Each Limited Partner (and any assignee of such Partner's interest) expressly agrees that the section of the New Jersey Uniform Partnership Act, as amended, titled "Continuation of Business after Death or Retirement of a Partner" shall not apply to his interest in the Partnership and expressly waives any rights and benefits thereunder.

      (b) REMOVAL OF GENERAL PARTNER.

            (1) The General Partner may be removed as General Partner upon an affirmative vote of Limited Partners owning more than fifty percent of the aggregate value of the Interests then owned by Limited Partners. Solely for purposes of the preceding sentence, Limited Partner Interests owned by the General Partner, its affiliates and their respective officers and employees shall be deemed not to be owned by Limited Partners. Following such a vote, the Limited Partners may elect a replacement General Partner upon the affirmative vote of Limited Partners owning more than fifty percent of the aggregate value of the Interests then owned by Limited Partners.

            (2) Upon the occurrence of a vote to remove and replace the General Partner in accordance with Paragraph 11(b)(1), the General Partner being removed and replaced shall be entitled to a profit share (as described in Paragraph 6(b)(4)) as of the date as of which the removal is effective, in accordance with Paragraph 6(b)(4) to the same extent as if the date as of which the removal is effective was a fiscal year-end.

      12. NO PERSONAL LIABILITY FOR RETURN OF CAPITAL.

      The General Partner shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner) of the Partnership.

      13. STANDARD OF LIABILITY AND INDEMNIFICATION.

      (a) STANDARD OF LIABILITY. The General Partner, its principals and employees shall not be liable, responsible or accountable in damages or otherwise to the Partnership or to any of the Partners, their successors or assigns except by reason of acts or omissions due to gross negligence or reckless or intentional misconduct.

      (b) INDEMNIFICATION OF GENERAL PARTNER. The Partnership shall indemnify, defend and hold harmless the General Partner, its principals and employees from and against any loss, liability, damage, cost or expense (including legal fees and expenses incurred in defense of any demands, claims or lawsuits) arising from actions or omissions concerning business or activities undertaken by or on behalf of the Partnership from any source, including without limitation any demands, claims or lawsuits initiated by a Limited Partner (or assignee) or resulting from or relating to the offer and sale of Interests; provided that the conduct which was the basis for such liability was not found by a court of competent jurisdiction upon entry of a final judgment to be the result of gross negligence or reckless or intentional misconduct. Nothing contained herein shall increase the liability of any Limited Partner to the Partnership beyond the amount of his capital and profits, if any, in the Partnership. All rights to indemnification and payment of legal fees and expenses shall not be affected by the termination of the Partnership or the withdrawal or insolvency of the General Partner.

      (c) INDEMNIFICATION OF PARTNERSHIP. In the event the Partnership is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Partner's (or assignee's) obligations or liabilities unrelated to the Partnership business, such Partner (or assignees cumulatively) shall indemnify and reimburse the Partnership for all loss and expense incurred, including reasonable attorneys' fees.

      14. ADDITIONAL LIMITED PARTNERS.

      The Partnership may from time to time offer and sell additional Interests at the sole discretion of the General Partner. A subscriber for an Interest shall become a Limited Partner as of the date of the acceptance of the subscription price for such Interest by the Partnership.

      15. AMENDMENTS WITH CONSENT OF THE GENERAL PARTNER.

      If at any time during the term of the Partnership the General Partner shall deem it necessary or desirable to amend this Agreement, such amendment shall be effective if embodied in an instrument signed by the General Partner and by Limited Partners owning more than fifty percent of the aggregate value of the Interests then owned by Limited Partners. Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement; provided, however, that no such supplemental or amendatory agreement shall, without the consent of all Limited Partners, change or alter this Paragraph 15, extend the term of the Partnership, reduce the capital account of any Partner, modify the limitations on assignment of the Interests, modify the percentage of profits, losses or distributions to which any Partner is entitled, or provided for the continuation of the business of the Partnership in the event of the withdrawal, insolvency or dissolution of the General Partner. In addition, reduction of the capital account of any assignee or modification of the percentage of profits, losses or distributions to which an assignee is entitled hereunder shall not be effected by amendment or supplement to this Agreement without such assignee's consent.

      16. GOVERNING LAW.

      The validity and construction of the Agreement shall be determined and governed by the laws of the State in which the Partnership is then organized

      17. MISCELLANEOUS.

      (a) PRIORITY AMONG LIMITED PARTNERS. Except as otherwise provided in this Agreement, no Limited Partner shall be entitled to any priority or preference over any other Limited Partner in regard to the affairs of the Partnership.

      (b) NOTICES. All notices under this Agreement, other than reports by the General Partner to the Limited Partners, shall be in writing and shall be effective upon personal delivery, or if sent by registered or certified mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, then, upon the deposit of such notice in the United States mail. Reports by the General Partner to the Limited Partners shall be in writing and shall be sent by first class mail to the last known address of each Limited Partner.

      (c) BINDING EFFECT. This Agreement shall inure to and be binding upon all of the parties, their successors, assigns as permitted herein, custodians, estates, heirs and personal representatives. For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners and assignees and all Partners and assignees agree that their rights shall be determined and that they shall be bound thereby.

      (d) CAPTIONS. Captions in no way define, limit, extend or describe the scope of this Agreement nor the effect of any of its provisions.

      (e) CONFIDENTIALITY. Each Limited Partner agrees that he and anyone having knowledge through him shall not make independent use of or knowingly disclose to any other person any aspect of the General Partner's trading method, except that a Limited Partner may communicate such information in confidence to his personal attorneys, accountants and tax advisors as is relevant to their services.

      (f) CONSENT TO JURISDICTION. All controversies arising hereunder or in connection with the affairs of the Partnership shall be brought in the state or federal courts located in the State of Connecticut and all Partners and permitted assignees hereby irrevocably consent to such jurisdiction and venue.

      (g) POWERS OF LIMITED PARTNERS. The Limited Partners shall take no part in the conduct or control of the Partnership business and shall have no authority or power to act for or to bind the Partnership.

      (h) LEGAL EFFECT; MANNER OF EXECUTION. This Agreement shall be binding on the executors, administrators, estates, heirs, legal survivors, successors and permitted assigns of the Partnership, and may be executed by power-of-attorney embodied in a Subscription Agreement and Power of Attorney or similar instrument with the same effect as if the parties executing the Subscription Agreement and Power of Attorney or similar instrument had all executed one counterpart of this Agreement; provided that this Agreement may also be executed in several counterparts provided that each separate counterpart shall have been executed by the General Partner.

      (i) TAX ELECTIONS; DETERMINATION OF MATTERS NOT PROVIDED FOR IN THIS AGREEMENT. The General Partner is designated as the "Tax Matters Partner" for the partnership and shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law.

      The General Partner shall be empowered to decide in a fair and equitable manner any questions arising with respect to this Partnership or to this Agreement, and to make such provisions as the General Partner deems to be in, or not opposed to, the best interests of the Partnership but which are not specifically set forth herein.

      IN WITNESS WHEREOF, the parties hereto have executed this amended and restated Agreement as of the 5th day of April, 2004.

General Partner:                    Limited Partners:

MILLBURN RIDGEFIELD CORPORATION     All Limited Partners now and hereafter
                                    admitted as Limited Partners of the
                                    Partnership pursuant to Powers of Attorney now or hereafter executed in favor of, and delivered to, the General Partner,


By: GEORGE E. CRAPPLE               By: HARVEY BEKER
    -----------------                   ------------
    George E. Crapple                   Harvey Beker
    Co-Chairman and                     Co-Chairman and
    Co-Chief Executive Officer          Co-Chief Executive Officer